International Financial Corporation, LLC.

August 8, 2008

Indigo-Energy, Inc.
701 N. Green Valley Pkwy., Suite 200,
Henderson, Nevada, 89074
Attention: Steven P. Durdin, Chief Executive Officer

Dear Steve,

Reference is made to the Letter of Intent entered into on April 25, 2008 between Indigo-Energy, Inc. ("Indigo") and International Financial Corporation, LLC ("IFC") wherein IFC agreed to provide Indigo with funds in the total amount of Six Hundred Twenty Four Million Dollars ($624,000,000) for Indigo's general working capital. In addition, the LOI also stated that within sixty days from the date thereof, IFC shall use its best efforts to obtain a three year bridge financing for the Company in the amount of One Hundred Fifty Million Dollars ($150,000,000), which amount may be prepaid by the Company without penalty.

We acknowledge that as of the date of this letter, IFC has not provided Indigo with the funding provided under the LOI, and IFC has not been able to procure bridge financing for Indigo. Nonetheless, we hereby wish formally express our intention to provide the funding stipulated under the LOI and to reassure you that every reasonable effort is being exerted by IFC to comply with its undertaking therein on or before September 30, 2008.

We look forward to a mutually rewarding relationship between IFC and Indigo.

Regards,

By: ______________ C.E.O.
International Financial
Corporation, LLC